Exhibit 99.1

FOR IMMEDIATE RELEASE

April 26, 2011

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), reported operating results for the first quarter ended March 31, 2011. For the quarter, the Company reported income available to common shareholders of $15 million and fully diluted earnings per share (“EPS”) of $0.54. Excluding one-time acquisition and conversion costs, earnings were $16 million. On that basis, EPS was $0.58, an increase of 10% compared to the fourth quarter of 2010 (“linked quarter basis”).

Highlights For Quarter Ended March 31, 2011

•	Tax-equivalent net interest margin expanded 45 basis points, from 3.10% to 3.55%, and net interest income expanded $6 million, or 9%, on a linked quarter basis.

•	Loan growth during the first quarter of 2011 of $149 million, or 3%, excluding FDIC-related loans.

•	Core deposit growth (excluding time deposits) of $184 million, or 4% during the first quarter of 2011.

•	Continued asset quality strength; nonperforming assets (“NPAs”) to total assets ratio of 1.01% at March 31, 2011.

•	Capital ratios remain strong; Tier 1 leverage ratio of 11.65%, up 41 basis points compared to year-end 2010.

•

On February 22, 2011, announced pending acquisition of OMNI BANCSHARES, Inc., (“OMNI”) with total assets of $735 million and 14 bank offices in the Greater New Orleans and Baton Rouge markets. On March 11, 2011, announced pending acquisition of Cameron Bancshares, Inc. (“Cameron”) with total assets of $706 million, 22 bank offices, and 48 ATMs in the Lake Charles, Louisiana area. Both transactions are expected to be completed in the second quarter of 2011.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We are pleased with our strong organic loan and core deposit growth in the first quarter of 2011. The first quarter is typically one of our softer periods for balance sheet growth. It is also a period of typical seasonal softness for the mortgage and title businesses as well.” Byrd continued, “Our substantial margin improvement was driven, in part, by our disciplined approach to deposit pricing and the methodical deployment of our excess liquidity.”

Byrd continued, “In addition to our exceptional organic loan and core deposit growth and margin expansion, we are very excited about our pending acquisitions of OMNI and Cameron. We look forward to serving the constituents of those organizations in the same high-quality manner that we have served our current clients for the past 124 years.”

Balance Sheet Summary

Total assets decreased $81 million, or less than 1%, since December 31, 2010, to $9.9 billion at March 31, 2011. Over this period, total loans increased $86 million, or 1%; investment securities declined $34 million, or 2%; mortgage loans held for sale declined $31 million, or 37%; and total deposits decreased $56 million, or 1%. Total shareholders’ equity increased $10 million, or 1%, since December 31, 2010, to $1.3 billion at March 31, 2011.

Investments

Total investment securities decreased $34 million, or 2%, to $2.0 billion during the first quarter of 2011. As a percentage of total assets, the investment portfolio remained stable at 20% at each of December 31, 2010, and March 31, 2011. The investment portfolio had a modified duration of 3.0 years at each of March 31, 2011, and December 31, 2010. The unrealized gain in the investment portfolio increased $3 million, or 34%, from $9 million at year-end 2010 to $12 million at March 31, 2011. Based on projected prepayment speeds and other assumptions, at March 31, 2011, the portfolio was expected to generate approximately $417 million in cash flows, or about 21% of the portfolio, over the next nine months and an aggregate $775 million, or 39% of the portfolio, over the next 21 months. The average yield on investment securities decreased 32 basis points on a linked quarter basis, to 2.28% in the first quarter of 2011. The Company holds in its investment portfolio primarily government agency and municipal securities (municipal securities account for only 5% of the total investment portfolio at March 31, 2011).

Loans

In the first quarter of 2011, total loans increased $86 million, or 1%. Excluding loans acquired in FDIC-assisted transactions, total loans increased $149 million, or 3%, over that period. Commercial loans climbed $132 million, or 4%, and consumer loans grew $43 million, or 4%, while mortgage loans declined $26 million, or 7%, over that period. Between the times at which the acquisitions were completed and March 31, 2011, loans acquired in FDIC acquisitions decreased by approximately $375 million, or 20%.

Of the $6.0 billion total loan portfolio at March 31, 2011, $1.5 billion (net of discounts), or 25% of total loans, was subject to FDIC loss share agreements, which provide considerable protection against credit risk (“Covered Assets”). The remaining $4.4 billion in loans, or 75% of total loans, were associated with the Company’s legacy franchise.

Period-End Loan Volumes ($ in Millions)

	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Commercial	$2,825	$2,878	$2,947	$3,123	$3,255
Consumer	912	929	926	960	1,003
Mortgage	441	430	406	370	344

Non-FDIC Loans	$4,178	$4,237	$4,279	$4,453	$4,602
Covered Assets	$1,561	$1,524	$1,512	$1,583	$1,520

Total Loans	$5,739	$5,761	$5,791	$6,035	$6,122
Non-FDIC Growth	2%	1%	1%	4%	3%

On a linked quarter basis, the yield on average total loans increased 85 basis points, to 7.16%. The increase in average loan yield was primarily driven by Covered Assets, partially offset by a five basis point decrease in non-covered loans. The loan yield net of the FDIC loss share receivable was 5.17%, an increase of 16 basis points on a linked quarter basis.

Commercial real estate loans totaled $2.7 billion at March 31, 2011, of which approximately $0.9 billion, or 31%, was covered under the loss share agreements with the FDIC. In addition, Covered Assets were purchased at substantial discounts. These discounts are expected to offset much of the remaining credit loss exposure and servicing costs.

At March 31, 2011, approximately 22% of the Company’s direct consumer loan portfolio (net of discounts) was Covered Assets. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 725, and consumer loans past due 30 days or more were 0.28% of total consumer loans at March 31, 2011 (compared to 0.61% at December 31, 2010). Annualized net charge-offs in this portfolio were 0.90% of total consumer loans in the first quarter of 2011 (1.28% in the fourth quarter of 2010).

The indirect automobile loan portfolio totaled $247 million at March 31, 2011, down 3% compared to December 31, 2010. At March 31, 2011, this portfolio equated to 4% of total loans and had 0.74% in loans past due 30 days or more (including nonaccruing loans), compared to 0.87% at December 31, 2010. Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.17% of average loans in the first quarter of 2011, compared to 0.33% in the fourth quarter of 2010. Approximately 87% of the indirect automobile loan portfolio was loans to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (6.3% in February 2011, the 32nd lowest unemployment rate of 372 MSAs in the United States).

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and discounts on the assets acquired are expected to provide substantial protection against losses on those Covered Assets. Under loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $1.2 billion, or $965 million (the Company covered the remaining $241 million at the times of acquisition). In addition, the FDIC will cover 95% of losses that exceed a $970 million threshold level. The Company received a discount of approximately $515 million on the purchase of assets in the transactions.

The majority of assets acquired in the four FDIC-assisted transactions completed in 2009 and 2010 are Covered Assets and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets has minimal loss exposure. Total NPAs at March 31, 2011 were $913 million, down $26 million, or 3%, compared to December 31, 2010. Excluding $835 million in NPAs which were Covered Assets, NPAs at March 31, 2011 were $78 million, up $8 million, or 12%, compared to December 31, 2010 (primarily due to one credit relationship). On that basis, NPAs were 1.01% of total assets at March 31, 2011, compared to 0.91% of assets at December 31, 2010 and 0.98% one year ago.

Summary Asset Quality Statistics

	IBERIABANK Corp.
($ thousands)	1Q10*	2Q10*	3Q10*	4Q10*	1Q11*
Nonaccruals	$54,624	$48,049	$41,081	$49,496	$60,034
OREO & Foreclosed	15,448	15,214	16,968	18,496	17,056
90+ Days Past Due	3,168	5,645	6,817	1,455	454

Nonperforming Assets	$73,240	$68,908	$64,865	$69,447	$77,544

NPAs/Assets	0.98%	0.86%	0.81%	0.91%	1.01%
NPAs/(Loans + OREO)	1.75%	1.62%	1.51%	1.55%	1.68%
LLR/Loans	1.53%	1.52%	1.43%	1.40%	1.45%
Net Charge-Offs/Loans	0.41%	0.57%	0.57%	0.96%	–0.06%

*	Excludes the impact of all FDIC-assisted acquisitions

Excluding the FDIC-assisted transactions, loans past due 30 days or more (including nonaccruing loans) increased $12 million, and represented 1.65% of total loans at March 31, 2011, compared to 1.44% of total loans at December 31, 2010. Non-FDIC loans past due 30-89 days at March 31, 2011 totaled only $16 million, or 0.3% of total loans. Similarly, non-FDIC troubled debt restructurings at March 31, 2011 totaled only $23 million, or only 0.5% of total loans, and up slightly compared to $17 million at December 31, 2010.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.73%	0.77%	0.52%	0.33%	0.35%
Non-accrual	1.31%	1.13%	0.96%	1.11%	1.30%

Total Past Due	2.04%	1.90%	1.48%	1.44%	1.65%

Consolidated (With FDIC Covered Assets)
30+ days past due	3.09%	3.48%	1.98%	2.44%	2.04%
Non-accrual	14.23%	13.01%	12.95%	12.10%	11.89%

Total Past Due	17.32%	16.49%	14.93%	14.54%	13.93%

The Company reported net recoveries of $0.8 million in the first quarter of 2011, compared to net charge-offs of $10 million in the fourth quarter of 2010. The ratio of net recoveries to average loans was 0.05% in the first quarter of 2011, compared to net charge-offs to average loans of 0.72% in the fourth quarter of 2010. The Company recorded a $5 million loan loss provision in the first quarter of 2011, down from $11 million recorded in the fourth quarter of 2010. The recoveries were not related to Covered Assets.

At March 31, 2011, the allowance for loan losses was 2.44%, up compared to 2.26% at December 31, 2010. In accordance with generally accepted accounting principles, the Covered Assets were marked to market at acquisition, including estimated loan impairments. Excluding the Covered Assets, the Company’s ratio of loan loss reserves to loans increased from 1.40% at December 31, 2010, to 1.45% at March 31, 2011. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at March 31, 2011.

Deposits

During the first quarter of 2011, total deposits decreased $56 million, or 1%. Over this period, noninterest bearing deposits climbed $62 million, or 7%; NOW accounts grew $113 million, or 9%; and savings and money market deposits edged up $9 million, or less than 1%; while time deposits declined $240 million, or 8%. The decline in time deposits was a result of continued rate reductions. Excluding the FDIC-assisted transactions, total deposits increased $98 million, or 2%, in the first quarter of 2011. Between the consummation dates of the FDIC-assisted acquisitions and March 31, 2011, acquired deposits, excluding brokered deposits, decreased approximately $154 million, or 6%.

Period-End Deposit Volumes ($ in Millions)

	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11
Noninterest	$825	$821	$857	$879	$941
NOW Accounts	1,407	1,333	1,254	1,282	1,395
Savings/MMkt	2,570	2,808	3,013	2,910	2,919
Time Deposits	3,153	3,112	3,139	2,844	2,604

Total Deposits	$7,955	$8,074	$8,264	$7,915	$7,859
Growth	5%	1%	2%	–4%	–1%

On a linked quarter basis, average noninterest bearing deposits increased $20 million, or 2%, and interest-bearing deposits decreased $261 million, or 4%. The rate on average interest bearing deposits in the first quarter of 2011 was 1.10%, a decrease of 10 basis points on a linked quarter basis. In the month of March 2011, the average cost of interest bearing deposits was 1.07%.

The Company paid off $31 million in long-term debt during the first quarter of 2011, or a reduction in long-term debt of 7% compared to year-end 2010. On a linked quarter basis, average long-term debt declined $19 million, or 4%, and the cost of the debt declined 139 basis points to 1.56%. The Company had no short-term borrowings at March 31, 2011. The cost of average interest bearing liabilities was 1.10% in the first quarter of 2011, a decrease of 17 basis points on a linked quarter basis.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 13.21% at March 31, 2011, compared to 13.00% at December 31, 2010, and 12.51% one year ago. At March 31, 2011, the Company reported a tangible common equity ratio of 10.85%, up 20 basis points compared to 10.65% at December 31, 2010. The Company’s Tier 1 leverage ratio was 11.65%, up 41 basis points compared to 11.24% at December 31, 2010. The Company’s total risk-based capital ratio at March 31, 2011 was 19.52%, down 22 basis points compared to 19.74% at December 31, 2010. The decline in the total risk-based capital ratio was a result of the reduction of Covered Assets (which maintain a 20% risk weighting) and corresponding increases in non-FDIC loans generated in the legacy franchise that do not carry loss share protection, and therefore carry greater than 20% risk weighting.

Regulatory Capital Ratios

At March 31, 2011

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK Corporation

Tier 1 Leverage	5.00%	9.07%	11.65%
Tier 1 Risk Based	6.00%	14.27%	18.26%
Total Risk Based	10.00%	15.53%	19.52%

At March 31, 2011, book value per share was $48.68, up $0.18 compared to December 31, 2010. Tangible book value per share increased $0.27 over that period, to $38.95 at March 31, 2011.

On March 11, 2011, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.33%, based on the closing stock price of the Company’s common stock of $58.40 per share on April 26, 2011. This price equated to 1.20 times March 31, 2011 book value per share of $48.68 and 1.50 times March 31, 2011 tangible book value per share of $38.95.

Interest Rate Risk Position

The Company’s interest rate risk modeling at March 31, 2011, indicated the Company is fairly balanced over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates at March 31, 2011, was estimated to increase net interest income over 12 months by approximately 0.4%. Similarly, a 100 basis point decrease in interest rates was expected to increase net interest income by approximately 0.3%. At March 31, 2011, approximately 48% of the Company’s total loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 45%. Approximately 74% of the Company’s time deposit base will re-price within 12 months from March 31, 2011.

Operating Results

The Company’s average excess liquidity position decreased from approximately $616 million to $217 million on a linked quarter basis. Also on a linked quarter basis, the yield on average investment securities declined 32 basis points, average total loan yield increased 85 basis points, and the Covered Asset receivable substantially increased in negative yield. The average earning asset yield improved 31 basis points, while the cost of interest bearing deposits and liabilities decreased 10 and 17 basis points, respectively. As a result, the tax-equivalent net interest spread and margin improved 48 and 45 basis points, respectively, on a linked quarter basis. Tax-equivalent net interest income increased $6 million, or 8%, on a linked quarter basis, as the margin improvement was partially offset by a decrease in average earning assets of $359 million, or 4%, on that basis. On a linked quarter basis, the Company’s balance sheet compressed as a result of the $399 million decrease in average excess liquidity and corresponding decreases of $257 million in average certificates of deposits, $39 million in long-term and short-term borrowings, and $83 million in other noninterest bearing liabilities.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	1Q10	2Q10	3Q10	4Q10	1Q11
Earning Asset Yield	4.44%	4.38%	4.13%	4.16%	4.47%
Cost Of Int-Bearing Liabs	1.47%	1.56%	1.44%	1.27%	1.10%

Net Interest Spread	2.97%	2.82%	2.70%	2.89%	3.37%

Net Interest Margin	3.16%	3.05%	2.91%	3.10%	3.55%

Aggregate noninterest income decreased $10 million, or 26%, on a linked quarter basis. The primary causes of the decline were a lower level of gains on the sale of mortgage loans and lower title insurance revenues, both of which were influenced by industry-wide volume declines and seasonal factors.

The Company originated $289 million in mortgage loans during the first quarter of 2011, down $228 million, or 44%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 53% of mortgage loan applications in the first quarter of 2011 and the fourth quarter of 2010, and approximately 16% between March 31, 2011, and April 15, 2011. The Company sold $319 million in mortgage loans during the first quarter of 2011, down $286 million, or 47%, compared to the fourth quarter of 2010. Sales margins edged lower on a linked quarter basis. Gains on the sale of mortgage loans declined $7 million, or 45%, on a linked quarter basis, as a result of lower mortgage loan sales volume and lower sales margins. The mortgage pipeline was approximately $124 million at March 31, 2011, and has since eased to approximately $122 million at April 22, 2011. Mortgage loan repurchases and make-whole payments were less than $200,000 in the first quarter of 2011.

Title insurance revenues declined $0.9 million, or 19%, on a linked quarter basis. Other revenue declines included service charges on deposit accounts (down $0.5 million, or 8%), commercial loan and other income (down $0.5 million, or 28%), and gains and losses on the sale of other assets (down $0.4 million).

Noninterest expense increased less than $1 million, or less than 1%, on a linked quarter basis. In aggregate, merger and conversion-related costs totaled approximately $2 million in each the fourth quarter of 2010 and the first quarter of 2011.

The tangible efficiency ratio of IBERIABANK was approximately 64% in the first quarter of 2011, compared to 56% in the fourth quarter of 2010.

IBERIABANK Corporation

IBERIABANK Corporation is a bank holding company with 219 combined offices, including 140 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and

Louisiana, mortgage representatives in 54 locations in 12 states, and one office of Iberia Capital Partners, L.L.C. The Company opened two new bank branch offices since December 31, 2010, in New Orleans and Houston, and a mortgage office in Deland, Florida.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.6 billion, based on the NASDAQ closing stock price on April 26, 2011.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Guggenheim Partners

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, April 27, 2011, beginning at 8:30 a.m. Central Time by dialing 1-800-288-8968. The confirmation code for the call is 196433. A replay of the call will be available until midnight Central Time on May 4, 2011 by dialing 1-800-475-6701. The confirmation code for the replay is 196433. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Annual Shareholder Meeting and Investor/Analyst Day

The Company will hold its annual meeting of shareholders at 10:00 a.m., Central Time, on Friday, May 6, 2011 at the Windsor Court Hotel in New Orleans, Louisiana. Shareholders are invited to attend.

In conjunction with the Gulf South Bank Conference, which is held in New Orleans on May 9, 2011 through May 11, 2011, the Company will hold an “Investor/Analyst Day” for investment buy-side and sell-side guests which will be held at 9:00 a.m., Central Time, on Monday, May 9, 2011 at the Company’s regional headquarters office at 601 Poydras Street in New Orleans.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Additional Information About The OMNI BANCSHARES, Inc. And Cameron Bancshares, Inc. Transactions

IBERIABANK Corporation has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for shareholders of OMNI BANCSHARES, Inc. and a registration statement on Form S-4 that includes a proxy statement/prospectus for shareholders of Cameron Bancshares, Inc. This communication does not constitute an offer to sell or the solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING EACH OF THE PROPOSED TRANSACTIONS AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Each proxy statement/prospectus, as well as other filings containing information about IBERIABANK Corporation, OMNI BANCSHARES, Inc., and Cameron Bancshares, Inc., will be available without charge at the SEC’s internet site (http://www.sec.gov). Copies of each proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge from IBERIABANK Corporation’s internet website (http://www.iberiabank.com), under the heading “Investor Information.” In addition, documents filed with the

SEC for IBERIABANK Corporation will be available free of charge from the Secretary, IBERIABANK Corporation, 200 West Congress Street, 12th Floor, Lafayette, Louisiana 70501 (337-521-4003).

Each of OMNI BANCSHARES, Inc. and Cameron Bancshares, Inc., and their respective directors, executive officers, and certain other members of management and employees, may be deemed to be participants in the solicitation of proxies from their respective shareholders in respect of the proposed transactions. Information regarding the persons who may be deemed participants in the solicitations of shareholders in connection with each of the proposed transactions will be set forth in the relevant proxy statement/prospectus and other relevant documents filed with the SEC.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended			For The Quarter Ended
	March 31,			December 31,
	2011	2010	% Change	2010	% Change
Income Data (in thousands):
Net Interest Income	$78,748	$69,206	14%	$72,349	9%
Net Interest Income (TE) (1)	80,195	71,039	13%	73,934	8%
Net Income	14,647	13,004	13%	13,042	12%
Earnings Available to Common Shareholders - Basic	14,647	13,004	13%	13,042	12%
Earnings Available to Common Shareholders - Diluted	14,356	12,752	13%	12,781	12%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.54	$0.60	(10%)	$0.49	11%
Earnings Available to Common Shareholders - Diluted	0.54	0.59	(8%)	0.48	12%
Book Value Per Common Share	48.68	48.55	0%	48.50	0%
Tangible Book Value Per Common Share (2)	38.95	38.87	0%	38.68	1%
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	60.13	60.01	0%	59.13	2%

Key Ratios: (3)
Operating Ratios:
Return on Average Assets	0.59%	0.53%		0.50%
Return on Average Common Equity	4.52%	4.95%		3.94%
Return on Average Tangible Common Equity (2)	5.95%	6.88%		5.26%
Net Interest Margin (TE) (1)	3.55%	3.16%		3.10%
Efficiency Ratio	76.4%	68.7%		73.5%
Tangible Efficiency Ratio (TE) (1) (2)	74.0%	66.1%		70.9%
Full-time Equivalent Employees	2,142	1,918		2,122

Capital Ratios:
Tangible Common Equity Ratio	10.85%	10.26%		10.65%
Tangible Common Equity to Risk-Weighted Assets	16.92%	17.10%		16.95%
Tier 1 Leverage Ratio	11.65%	11.64%		11.24%
Tier 1 Capital Ratio	18.26%	18.36%		18.48%
Total Risk Based Capital Ratio	19.52%	19.82%		19.74%
Common Stock Dividend Payout Ratio	62.6%	69.9%		70.1%

Asset Quality Ratios:
Excluding FDIC Covered Assets
Nonperforming Assets to Total Assets (4)	1.01%	0.98%		0.91%
Allowance for Loan Losses to Loans	1.45%	1.53%		1.40%
Net Charge-offs to Average Loans	–0.06%	0.41%		0.96%
Nonperforming Assets to Total Loans and OREO (4)	1.68%	1.75%		1.55%

	For The Quarter Ended		For The Quarter Ended
	March 31,		December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Balance Sheet Summary (in thousands):	End of Period	Average	Average	Average	Average
Excess Liquidity (5)	$148,021	$217,017	$616,267	$966,031	$1,109,813
Total Investment Securities	1,986,167	2,030,287	2,014,934	1,919,056	1,617,372
Loans, Net of Unearned Income	6,121,590	6,051,841	5,799,144	5,830,711	5,616,203
Loans, Net of Unearned Income, Excluding Covered Loans	4,602,035	4,506,308	4,333,046	4,259,880	4,193,334
Total Assets	9,945,423	10,005,614	10,369,615	10,641,188	10,316,369
Total Deposits	7,859,035	7,893,757	8,134,590	8,280,901	7,957,904
Total Shareholders’ Equity	1,313,724	1,313,138	1,314,184	1,312,569	1,303,744

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31,
BALANCE SHEET (End of Period)	2011	2010	% Change	2010	% Change
ASSETS
Cash and Due From Banks	$144,508	$95,849	50.8%	$94,941	52.2%
Interest-bearing Deposits in Banks	146,010	892,369	(83.6%)	242,837	(39.9%)

Total Cash and Equivalents	290,518	988,218	(70.6%)	337,778	(14.0%)
Investment Securities Available for Sale	1,710,326	1,301,185	31.4%	1,729,794	(1.1%)
Investment Securities Held to Maturity	275,841	237,551	16.1%	290,020	(4.9%)

Total Investment Securities	1,986,167	1,538,736	29.1%	2,019,814	(1.7%)
Mortgage Loans Held for Sale	52,732	74,225	(29.0%)	83,905	(37.2%)
Loans, Net of Unearned Income	6,121,590	5,739,322	6.7%	6,035,332	1.4%
Allowance for Loan Losses	(149,119)	(63,875)	133.5%	(136,100)	9.6%

Loans, net	5,972,471	5,675,447	5.2%	5,899,232	1.2%
Loss Share Receivable	689,004	917,246	(24.9%)	726,871	(5.2%)
Premises and Equipment	231,797	142,971	62.1%	208,403	11.2%
Goodwill and Other Intangibles	262,940	259,368	1.4%	264,110	(0.4%)
Other Assets	459,794	791,656	(41.9%)	486,653	(5.5%)

Total Assets	$9,945,423	$10,387,867	(4.3%)	$10,026,766	(0.8%)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$941,021	$825,486	14.0%	$878,768	7.1%
NOW Accounts	1,395,172	1,407,098	(0.8%)	1,281,825	8.8%
Savings and Money Market Accounts	2,918,924	2,569,254	13.6%	2,910,114	0.3%
Certificates of Deposit	2,603,918	3,153,077	(17.4%)	2,844,399	(8.5%)

Total Deposits	7,859,035	7,954,915	(1.2%)	7,915,106	(0.7%)
Short-term Borrowings	—	25,000	(100.0%)	—	0.0%
Securities Sold Under Agreements to Repurchase	215,537	178,740	20.6%	220,328	(2.2%)
Trust Preferred Securities	103,655	136,511	(24.1%)	111,250	(6.8%)
Other Long-term Debt	297,851	601,804	(50.5%)	321,001	(7.2%)
Other Liabilities	155,621	191,880	(18.9%)	155,624	(0.0%)

Total Liabilities	8,631,699	9,088,850	(5.0%)	8,723,309	(1.1%)
Total Shareholders’ Equity	1,313,724	1,299,017	1.1%	1,303,457	0.8%

Total Liabilities and Shareholders’ Equity	$9,945,423	$10,387,867	(4.3%)	$10,026,766	(0.8%)

	March 31,	December 31,	September 30,	June 31,	March 31,
BALANCE SHEET (Average)	2011	2010	2010	2010	2010
ASSETS
Cash and Due From Banks	$145,062	$100,550	$95,687	$95,822	$91,163
Interest-bearing Deposits in Banks	211,773	608,927	959,540	1,007,446	376,658
Investment Securities	2,030,287	2,014,934	1,919,056	1,617,372	1,568,650
Mortgage Loans Held for Sale	47,883	127,723	131,944	82,502	50,810
Loans, Net of Unearned Income	6,051,841	5,799,144	5,830,711	5,616,203	5,740,595
Allowance for Loan Losses	(135,525)	(129,082)	(92,941)	(63,115)	(54,885)
Loss Share Receivable	708,809	899,558	865,810	914,437	1,033,377
Other Assets	945,484	947,861	931,381	1,045,702	1,069,893

Total Assets	$10,005,614	$10,369,615	$10,641,188	$10,316,369	$9,876,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$901,529	$881,634	$840,765	$818,985	$824,959
NOW Accounts	1,338,437	1,269,316	1,281,554	1,347,510	1,396,948
Savings and Money Market Accounts	2,922,483	2,995,002	2,953,907	2,678,399	2,401,806
Certificates of Deposit	2,731,308	2,988,638	3,204,675	3,113,010	3,079,585

Total Deposits	7,893,757	8,134,590	8,280,901	7,957,904	7,703,298
Short-term Borrowings	—	3,234	17,402	17,967	32,769
Securities Sold Under Agreements to Repurchase	216,494	233,116	214,411	176,357	168,651
Trust Preferred Securities	109,119	111,292	136,107	136,466	136,554
Long-term Debt	307,964	324,528	431,059	503,457	599,904
Other Liabilities	165,142	248,671	248,739	220,474	169,917

Total Liabilities	8,692,476	9,055,431	9,328,619	9,012,625	8,811,093
Total Shareholders’ Equity	1,313,138	1,314,184	1,312,569	1,303,744	1,065,168

Total Liabilities and Shareholders’ Equity	$10,005,614	$10,369,615	$10,641,188	$10,316,369	$9,876,261

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
	March 31,			December 31,
INCOME STATEMENT	2011	2010	% Change	2010	% Change

Interest Income	$99,434	$97,620	1.9%	$97,716	1.8%
Interest Expense	20,686	28,414	(27.2%)	25,367	(18.5%)

Net Interest Income	78,748	69,206	13.8%	72,349	8.8%
Provision for Loan Losses	5,471	13,201	(58.6%)	11,224	(51.3%)

Net Interest Income After Provision for Loan Losses	73,277	56,005	30.8%	61,125	19.9%
Service Charges	5,512	5,901	(6.6%)	6,013	(8.3%)
ATM / Debit Card Fee Income	2,913	2,325	25.3%	2,673	9.0%
BOLI Proceeds and Cash Surrender Value Income	725	709	2.3%	947	(23.4%)
Gain on Acquisition	—	3,781	(100.0%)	—	0.0%
Gain on Sale of Loans, net	8,892	7,373	20.6%	16,172	(45.0%)
Gain (Loss) on Sale of Investments, net	47	922	(94.9%)	93	(49.0%)
Title Revenue	3,810	3,703	2.9%	4,715	(19.2%)
Broker Commissions	2,642	1,212	117.9%	2,326	13.6%
Other Noninterest Income	3,753	2,426	54.7%	5,113	(26.6%)

Total Noninterest Income	28,295	28,353	(0.2%)	38,052	(25.6%)
Salaries and Employee Benefits	43,629	35,812	21.8%	45,160	(3.4%)
Occupancy and Equipment	9,113	7,593	20.0%	9,343	(2.5%)
Amortization of Acquisition Intangibles	1,169	1,010	15.8%	1,340	(12.8%)
Other Noninterest Expense	27,821	22,585	23.2%	25,259	10.1%

Total Noninterest Expense	81,732	67,000	22.0%	81,102	0.8%
Income Before Income Taxes	19,840	17,358	14.3%	18,075	9.8%
Income Taxes	5,193	4,354	19.3%	5,033	3.2%

Net Income	$14,647	$13,004	12.6%	$13,042	12.3%

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	14,647	13,004	12.6%	13,042	12.3%

Earnings Allocated to Unvested Restricted Stock	(291)	(252)	15.4%	(261)	11.6%

Earnings Available to Common Shareholders - Diluted	14,356	12,752	12.6%	12,781	12.3%

Earnings Per Share, diluted	$0.54	$0.59	(8.1%)	$0.48	12.1%

Impact of Merger-related Expenses	$0.04	$0.07	(47.1%)	$0.04	(11.4%)

Earnings Per Share, diluted, Excluding Merger-related Expenses	$0.58	$0.66	(55.2%)	$0.52	10.2%

NUMBER OF SHARES OUTSTANDING
Basic Shares (Average)	26,845,124	21,928,397	22.4%	26,844,077	0.0%
Diluted Shares (Average)	26,560,866	21,690,494	22.5%	26,498,060	0.2%
Book Value Shares (Period End) (1)	26,985,467	26,754,568	0.9%	26,874,613	0.4%

	2011	2010
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest Income	$99,434	$97,716	$99,818	$101,217	$97,620
Interest Expense	20,686	25,367	29,885	31,078	28,414

Net Interest Income	78,748	72,349	69,933	70,139	69,206
Provision for Loan Losses	5,471	11,224	5,128	12,899	13,201

Net Interest Income After Provision for Loan Losses	73,277	61,125	64,805	57,240	56,005
Total Noninterest Income	28,295	38,052	36,781	30,704	28,353
Total Noninterest Expense	81,732	81,102	80,371	75,775	67,000

Income Before Income Taxes	19,840	18,075	21,215	12,169	17,358
Income Taxes	5,193	5,033	7,275	3,329	4,354

Net Income	$14,647	$13,042	$13,940	$8,840	$13,004

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	14,647	13,042	13,940	8,840	13,004

Earnings Allocated to Unvested Restricted Stock	(291)	(261)	(288)	(189)	(252)

Earnings Available to Common Shareholders - Diluted	$14,356	$12,781	$13,652	$8,651	$12,752

Earnings Per Share, basic	$0.54	$0.49	$0.52	$0.33	$0.60

Earnings Per Share, diluted	$0.54	$0.48	$0.52	$0.33	$0.59

Book Value Per Common Share	$48.68	$48.50	$48.63	$48.57	$48.55
Tangible Book Value Per Common Share	$38.95	$38.68	$38.76	$38.97	$38.87

Return on Average Assets	0.59%	0.50%	0.52%	0.34%	0.53%
Return on Average Common Equity	4.52%	3.94%	4.21%	2.72%	4.95%
Return on Average Tangible Common Equity	5.95%	5.26%	5.60%	3.71%	6.88%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

IBERIABANK CORPORATION (INCLUDING COVERED ASSETS)

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31,
LOANS RECEIVABLE	2011	2010	% Change	2010	% Change

Residential Mortgage Loans:
Residential 1-4 Family	$576,169	$953,425	(39.6%)	$616,550	(6.5%)
Construction/ Owner Occupied	14,742	25,516	(42.2%)	14,822	(0.5%)

Total Residential Mortgage Loans	590,911	978,941	(39.6%)	631,372	(6.4%)
Commercial Loans:
Real Estate	2,679,814	2,488,277	7.7%	2,647,107	1.2%
Business	1,572,642	1,221,563	28.7%	1,515,856	3.7%

Total Commercial Loans	4,252,456	3,709,840	14.6%	4,162,963	2.1%
Consumer Loans:
Indirect Automobile	247,234	260,470	(5.1%)	255,322	(3.2%)
Home Equity	878,650	643,891	36.5%	834,840	5.2%
Automobile	31,709	30,483	4.0%	31,266	1.4%
Credit Card Loans	41,432	41,738	(0.7%)	44,071	(6.0%)
Other	79,198	73,959	7.1%	75,498	4.9%

Total Consumer Loans	1,278,223	1,050,541	21.7%	1,240,997	3.0%

Total Loans Receivable	6,121,590	5,739,322	6.7%	6,035,332	1.4%

Allowance for Loan Losses	(149,119)	(63,875)		(136,100)

Loans Receivable, Net	$5,972,471	$5,675,447		$5,899,232

	March 31,			December 31,
ASSET QUALITY DATA(1)	2011	2010	% Change	2010	% Change

Nonaccrual Loans	$800,265	$969,159	(17.4%)	$816,244	(2.0%)
Foreclosed Assets	162	15	953.5%	163	(0.7%)
Other Real Estate Owned	83,024	50,127	65.6%	69,054	20.2%
Accruing Loans More Than 90 Days Past Due	29,279	60,212	(51.4%)	53,112	(44.9%)

Total Nonperforming Assets	$912,730	$1,079,513	(15.4%)	$938,573	(2.8%)

Loans 30-89 Days Past Due	107,725	117,769	(8.5%)	111,345	(3.3%)

Troubled Debt Restructurings (2)	103,573	112,190	(7.7%)	102,323	1.2%
Current Troubled Debt Restructurings (3)	21,135	39,730	(46.8%)	42,132	(49.8%)

Nonperforming Assets to Total Assets	9.18%	10.39%	(11.7%)	9.36%	(2.0%)
Nonperforming Assets to Total Loans and OREO	14.71%	18.65%	(21.1%)	15.37%	(4.3%)
Allowance for Loan Losses to Nonperforming Loans(4)	18.0%	6.2%	189.7%	15.7%	14.8%
Allowance for Loan Losses to Nonperforming Assets	16.3%	5.9%	176.1%	14.5%	12.7%
Allowance for Loan Losses to Total Loans	2.44%	1.11%	118.9%	2.26%	8.0%
Year to Date Charge-offs	$3,294	$6,809	(51.6%)	$33,858	N/M
Year to Date Recoveries	(4,058)	(1,715)	136.6%	(6,818)	N/M

Year to Date Net Charge-offs (Recoveries)	$(764)	$5,094	(115.0%)	$27,040	N/M

Quarter to Date Net Charge-offs (Recoveries)	$(764)	$5,094	(115.0%)	$10,506	(107.3%)

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION (EXCLUDING COVERED ASSETS)

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31,
LOANS RECEIVABLE (Ex-Covered Assets)	2011	2010	% Change	2010	% Change

Residential Mortgage Loans:
Residential 1-4 Family	$329,564	$423,882	(22.3%)	$355,164	(7.2%)
Construction/ Owner Occupied	14,742	16,926	(12.9%)	14,822	(0.5%)

Total Residential Mortgage Loans	344,306	440,808	(21.9%)	369,986	(6.9%)
Commercial Loans:
Real Estate	1,842,777	1,750,481	5.3%	1,781,744	3.4%
Business	1,412,549	1,074,663	31.4%	1,341,352	5.3%

Total Commercial Loans	3,255,326	2,825,144	15.2%	3,123,096	4.2%
Consumer Loans:
Indirect Automobile	247,234	260,470	(5.1%)	255,322	(3.2%)
Home Equity	608,129	512,452	18.7%	555,749	9.4%
Automobile	31,709	30,483	4.0%	31,265	1.4%
Credit Card Loans	40,369	40,257	0.3%	42,915	(5.9%)
Other	74,962	68,736	9.1%	74,252	1.0%

Total Consumer Loans	1,002,403	912,398	9.9%	959,503	4.5%

Total Loans Receivable	4,602,035	4,178,350	10.1%	4,452,585	3.4%

Allowance for Loan Losses	(66,816)	(63,730)		(62,460)

Loans Receivable, Net	$4,535,219	$4,114,620		$4,390,125

	March 31,			December 31,
ASSET QUALITY DATA (Ex-Covered Assets)(1)	2011	2010	% Change	2010	% Change

Nonaccrual Loans	$60,034	$54,624	9.9%	$49,496	21.3%
Foreclosed Assets	33	15	116.3%	9	250.9%
Other Real Estate Owned	17,023	15,433	10.3%	18,487	(7.9%)
Accruing Loans More Than 90 Days Past Due	454	3,168	(85.7%)	1,455	(68.8%)

Total Nonperforming Assets	$77,544	$73,240	5.9%	$69,447	11.7%

Loans 30-89 Days Past Due	15,838	27,252	(41.9%)	13,311	19.0%

Troubled Debt Restructurings(2)	23,579	5,580	322.6%	17,471	35.0%
Current Troubled Debt Restructurings(3)	56	—	100.0%	10,215	(99.5%)

Nonperforming Assets to Total Assets	1.01%	0.98%	2.5%	0.91%	11.0%
Nonperforming Assets to Total Loans and OREO	1.68%	1.75%	(3.9%)	1.55%	8.1%
Allowance for Loan Losses to Nonperforming Loans(4)	110.5%	110.3%	0.2%	122.6%	(9.9%)
Allowance for Loan Losses to Nonperforming Assets	86.2%	87.0%	(1.0%)	89.9%	(4.2%)
Allowance for Loan Losses to Total Loans	1.45%	1.53%	(4.8%)	1.40%	3.5%
Year to Date Charge-offs	$3,076	$5,881	(47.7%)	$33,533	N/M
Year to Date Recoveries	(3,731)	(1,716)	117.5%	(6,816)	N/M

Year to Date Net Charge-offs (Recoveries)	$(655)	$4,165	(115.7%)	$26,717	N/M

Quarter to Date Net Charge-offs (Recoveries)	$(655)	$4,165	(115.7%)	$10,472	(106.3%)

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2011		December 31, 2010		March 31, 2010
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$610,556	7.49%	$637,748	7.12%	$992,595	5.78%
Commercial Loans (TE) (1)	4,183,035	6.79%	3,928,998	5.94%	3,697,692	5.68%
Consumer and Other Loans	1,258,251	8.23%	1,232,398	7.08%	1,050,308	6.49%

Total Loans	6,051,842	7.16%	5,799,144	6.31%	5,740,595	5.85%
Loss Share Receivable	708,809	–12.37%	899,558	–3.75%	1,033,377	0.68%

Total Loans and Loss Share Receivable	6,760,651	5.17%	6,698,702	5.01%	6,773,972	5.06%
Mortgage Loans Held for Sale	47,883	7.17%	127,723	3.08%	50,810	4.69%
Investment Securities (TE) (1)(2)	2,006,499	2.28%	1,946,658	2.60%	1,540,819	3.39%
Other Earning Assets	276,945	0.62%	678,244	0.42%	616,242	0.22%

Total Earning Assets	9,091,978	4.47%	9,451,327	4.16%	8,981,843	4.44%
Allowance for Loan Losses	(135,525)		(129,082)		(54,885)
Nonearning Assets	1,049,161		1,047,370		949,303

Total Assets	$10,005,614		$10,369,615		$9,876,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,338,437	0.58%	$1,269,316	0.59%	$1,396,948	0.75%
Savings and Money Market Accounts	2,922,483	0.78%	2,995,002	0.91%	2,401,806	1.65%
Certificates of Deposit	2,731,308	1.70%	2,988,638	1.75%	3,079,585	1.41%

Total Interest-bearing Deposits	6,992,228	1.10%	7,252,956	1.20%	6,878,339	1.36%
Short-term Borrowings	216,494	0.24%	236,350	0.32%	201,420	0.39%
Long-term Debt	417,083	1.56%	435,820	2.95%	736,458	2.81%

Total Interest-bearing Liabilities	7,625,805	1.10%	7,925,126	1.27%	7,816,217	1.47%
Noninterest-bearing Demand Deposits	901,529		881,634		824,959
Noninterest-bearing Liabilities	165,142		248,672		169,917

Total Liabilities	8,692,476		9,055,432		8,811,093
Shareholders’ Equity	1,313,138		1,314,183		1,065,168

Total Liabilities and Shareholders’ Equity	$10,005,614		$10,369,615		$9,876,261

Net Interest Spread	$78,748	3.37%	$72,349	2.89%	$69,206	2.97%
Tax-equivalent Benefit	1,447	0.08%	1,585	0.08%	1,833	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$80,195	3.55%	$73,934	3.10%	$71,039	3.16%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	3/31/2011	12/31/2010	3/31/2010

Net Interest Income	$78,748	$72,349	$69,206
Effect of Tax Benefit on Interest Income	1,447	1,585	1,833

Net Interest Income (TE) (1)	80,195	73,934	71,039

Noninterest Income	28,295	38,052	28,353
Effect of Tax Benefit on Noninterest Income	390	510	382

Noninterest Income (TE) (1)	28,685	38,562	28,735

Total Revenues (TE) (1)	$108,880	$112,496	$99,774

Total Noninterest Expense	$81,732	$81,102	$67,000
Less Intangible Amortization Expense	(1,169)	(1,340)	(1,010)

Tangible Operating Expense (2)	$80,563	$79,762	$65,990

Return on Average Common Equity	4.52%	3.94%	4.95%
Effect of Intangibles (2)	1.43%	1.32%	1.93%

Return on Average Tangible Common Equity (2)	5.95%	5.26%	6.88%

Efficiency Ratio	76.4%	73.5%	68.7%
Effect of Tax Benefit Related to Tax Exempt Income	(1.3%)	(1.4%)	(1.5%)

Efficiency Ratio (TE) (1)	75.1%	72.1%	67.2%
Effect of Amortization of Intangibles	(1.1%)	(1.2%)	(1.0%)

Tangible Efficiency Ratio (TE) (1) (2)	74.0%	70.9%	66.1%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.